Exhibit 2.2

HEART CONSULTING PTY LTD

ACN 006 974 876

AND

EBIX INC,

AGREEMENT

DARRER MUIR FLEITER

Lawyers

Level 1, 670 Canterbury Road

Surrey Hills  Vic  3127

Tel:  9899 3888

Fax: 9899 3422

Ref:  pmd:fg:040083

THIS AGREEMENT is made the first day of July 2004.

BETWEEN

HEART CONSULTING SERVICES PTY LTD ACN 006 974 876, a company incorporated in the State of Victoria, Australia, having its registered office at Level 2, 52 Collins Street, Melbourne, Victoria, Australia (“Heart”).

AND

EBIX INC, a company incorporated in the State of Delaware, United States of America, having its main office at 1900 East Golf Road, Suite 1200, Schaumburg, Illinois (“Ebix”).

RECITALS:

A.                                   Heart is a company incorporated in and pursuant to the laws of the Commonwealth of Australia.

B.                                     Ebix Inc, is a company incorporated in and pursuant to the laws of the State of Delaware, United States of America, and its common stock is listed on the US NASDAQ Small Cap market.

C.                                     Ebix Australia Pty Ltd is a company incorporated in and pursuant to the laws of the Commonwealth of Australia (“E. Aust”) and is a wholly owned subsidiary of Ebix.

D.                                    Heart has agreed to sell its business (which involves supplying under licence specialised software, and services, to the insurance industry) and certain assets in connection with the business to E. Aust pursuant to a Sale Agreement dated 28 June, 2004, (“Sale Agreement”).

E.                                      As part consideration for the purchase of Heart’s business and certain assets under the Sale Agreement, Ebix will issue to Heart 157,728 shares of Ebix Common Stock, no par value per share (the “Shares”).

F.                                      Ebix has agreed to grant Heart a put option allowing Heart to require that Ebix purchase certain of the Shares issued to Heart on the terms and conditions set out in this agreement.

OPERATIVE PART

1.                                     Interpretation

1.1.                              Definitions

The following definitions apply in this document:-

“Business Day” means a day that is not a Saturday, Sunday or public holiday in the State of New York, United States of America;

“Instalment Date 1” means the same day and date as the Put Date;

“Instalment Date 2” means the date six months following the Put Date;

“Instalment Date 3” means the date six months following Instalment Date 2;

“Instalment Date 4” means the date six months following Instalment Date 3;

“Instalment Date 5” means the date six months following Instalment Date 4;

“Option Price” means two million dollars ($2,000,000) minus the aggregate sale price received by Heart with respect to all sales of the Shares originally issued to Heart up until the Put Date;

“SEC” means the United States Securities Exchange Commission;

“Securities Act” means the United States Securities Act of 1933 as amended;

1.2.                              Rules for interpreting this document

Headings are for convenience only, and do not affect interpretation.  The following rules also apply in interpreting this document, except where the context makes it clear that a rule is not intended to apply:-

(a)                                  A reference to:

(i)                                     legislation (including subordinate legislation) is to that legislation as amended, re-enacted or replaced, and includes any subordinate legislation issued under it;

(ii)                                  a document or agreement, or a provision of a document or agreement, is to that document, agreement or provision as amended, supplemented, replaced or novated;

(iii)                               a party to this document or to any other document or agreement includes a permitted substitute or a permitted assign of that party;

(iv)                              a person includes any type of entity or body of persons, whether or not it is incorporated or has a separate legal identity, and any executor, administrator or successor in law of the person; and

(v)                                 anything (including a right, obligation or concept) includes each part of it.

(b)                                 A singular word includes the plural, and vice versa.

(c)                                  A word which suggests one gender includes the other genders.

(d)                                 If a word is defined, another part of speech has a corresponding meaning.

(e)                                  If an example is given of anything (including a right, obligation or concept), such as by saying it includes something else, the example does not limit the scope of that thing.

(f)                                    The word “agreement” includes an undertaking or other binding arrangement or understanding, whether or not in writing.

(g)                                 Any reference to “$” or monies payable by Ebix to Heart is Australian dollars and payable in that currency.

1.3.                              Business Days

If the day on or by which a person must do something under this document is not a Business Day the person must do it on or by the next Business Day.

1.4.                              Multiple parties

If a party to this document is made up of more than one person, or a term is used in this document to refer to more than one party:-

(a)           an obligation of those persons is joint and several;

(b)           a right of those persons is held by each of them severally; and

(c)                                  any other reference to that party or term is a reference to each of those persons separately, so that (for example) a representation, warranty or undertaking is given by each of them separately.

1.5.                              Default interest

If a party fails to pay any amount payable by it under or in accordance with the terms of this document (including, without limitation, the Purchase Price) that party must pay interest at a rate equal to the sum of 3% plus the rate prescribed from time to time by the Penalty Interest Rates Act 1983 (Vic) (being a statute from the Commonwealth of Australia) on that amount from the date of a demand from the party entitled to receive such payment until the amount is paid in full.

2.                                      SHARE SALES PURSUANT TO SEC RULE 144

2.1.                              With a view to making available to Heart the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC which may at any time permit Heart to sell any of the Shares to the public without registration, Ebix agrees that from the date of this document up until the 1 July, 2006 it will:-

(a)                                  make available to the public such information as will enable Heart to make sales of Shares pursuant to SEC Rule 144, as such rule may be amended from time to time;

(b)                                 file with the SEC in a timely manner all reports and other documents required of Ebix under the Securities Act and the United States Securities Exchange Act of 1934; and

(c)                                  furnish to Heart, so long as Heart owns any of the Shares, forthwith upon written request:-

(i)                                     a copy of the most recent quarterly, annual or current report or proxy statement of Ebix and such other reports and documents so filed by Ebix;

(ii)                                  such other information as may be reasonably requested in availing Heart of any rule or regulation of the SEC which permits the selling of any Shares without registration; provided, however, that such information shall not include any non-public or other confidential information of Ebix or its subsidiaries; and

(iii)                               a written statement of compliance by Ebix with the SEC filing requirements as set forth in SEC Rule 144, as such rule may be amended from time to time.

2.2.                              Heart acknowledges that the offer and sale of the Shares to Heart has not been and is not being registered under the Act or any state securities laws, and the Shares may not be offered for sale, sold, assigned, pledged, transferred or otherwise disposed of by Heart unless (i) subsequently registered thereunder, (ii) Heart shall have delivered to Ebix an opinion of counsel, reasonably acceptable to Ebix in a generally acceptable form, to the effect that such Shares to be offered for sale, sold, assigned, pledged, transferred or otherwise disposed of may be so offered for sale, sold, assigned, pledged, transferred or otherwise disposed of pursuant to an exemption from such registration, or (iii) Heart provides Ebix with written reasonable assurance that such Shares can be or are being offered for sale, sold, assigned, pledged, transferred or otherwise disposed of pursuant to, and in compliance with, Rule 144 under the Securities Act; provided, further, that in no event may the Shares be offered for sale, sold, assigned, pledged, transferred or otherwise disposed of by Heart in violation of the Lock-Up Agreement provisions contained within the Sale Agreement.

2.3.                              Heart understands that the certificates representing the Shares purchased by Heart hereunder, until the occurrence of an event described in clause 2.2 (i), (ii) or (iii), shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such certificates):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED, PLEDGED, ASSIGNED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, (B) AN OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO EBIX INC., IN A GENERALLY ACCEPTED FORM, THAT REGISTRATION IS

NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS OR (C) WRITTEN REASONABLE ASSURANCE THAT IT WILL BE DONE PURSUANT TO, AND IN COMPLIANCE WITH, RULE 144 UNDER SAID ACT”.

3.                                      PUT OPTION

3.1.                              Grant

Ebix agrees that during the period commencing at 9.00am on 3 January, 2006 and ending at 5.00pm on 3 February, 2006 (“the Exercise Period”), Heart shall have the one-time right (“the Put Option”) to require Ebix to purchase all of the Shares held by Heart that remain from the number of Shares originally issued to Heart (“the Option Shares”), at a price equal to the Option Price.

3.2.                              Exercise

(a)                                  During the Exercise Period, Heart may exercise the Put Option by delivering a notice (“the Put Notice”) requiring Ebix to purchase on a date (“the Put Date”), which date shall be no earlier than fifteen (15) Business Days and no later than twenty (20) Business Days following the date of the Put Notice, all and not less than all, of the Option Shares held by Heart at 9.00am on the Put Date.

(b)                                 The Put Notice shall be accompanied by a certificate executed by Heart disclosing the number of Shares previously sold by Heart and the corresponding sale price per share, and a copy of documentation from Heart’s broker evidencing such information.

3.3.                              Completion

On the Put Date Heart shall tender to Ebix certificates evidencing its ownership of the Option Shares then held by Heart, duly endorsed or accompanied by stock powers duly executed, free and clear of any encumbrance or any third party interest of any nature.

3.4.                              Instalment Payments

The Option Price shall be paid by Ebix by instalments as necessary as follows:-

(a)                                  of so much of the Option Price owing up to the first four hundred thousand dollars ($400,000) by telegraphic transfer in immediately available funds on or before Instalment Date 1;

(b)                                 of so much of the then remaining unpaid balance of the Option Price (if any) up to four hundred thousand dollars ($400,000) by telegraphic transfer in immediately available funds on or before Instalment Date 2;

(c)                                  of so much of the then remaining unpaid balance of the Option Price (if any) up to four hundred thousand dollars ($400,000) by telegraphic transfer in immediately available funds on or before Instalment Date 3;

(d)                                 of so much of the then remaining unpaid balance of the Option Price (if any) up to four hundred thousand dollars ($400,000) by telegraphic transfer in immediately available funds on or before Instalment Date 4; and

(e)                                  of so much of the then remaining unpaid balance of the Option Price (if any) up to four hundred thousand dollars ($400,000) by telegraphic transfer in immediately available on or before Instalment Date 5;

in each case paid into one or more bank accounts prior specified by Heart.  By way of example as to the operation of this clause refer to Annexure A.

3.5.                              Option Shares Adjustment

In the event of any reclassification, stock split, stock dividend or similar transaction with respect to the Shares prior to the Put Date, the number of Option Shares to be purchased by Ebix shall be proportionally adjusted and all references to the Shares and the Option Shares in this Agreement shall be adjusted accordingly.

3.6.                              Set-Off

Ebix will be entitled to set-off against the Option Price payable by Ebix hereunder hereunder (and seek reduction in the amount to be paid) the amount of any judgment debt (i.e. ordered by a court of competent jurisdiction) which E. Aust has obtained against Heart under the Sale Agreement.

3.7.                              Calculation

Calculating the Option Price requires ascertaining the amount of the aggregate sale price received by Heart (gross sale price without deducting broker’s commissions or similar) for all sales of the Shares originally issued to Heart up until Put Date.  For this purpose the sale price each time a parcel of Shares has been so sold will be identified in U.S. dollars and then that U.S. dollars amount converted into Australian dollars applying the exchange rate of U.S. dollars to Australian dollars published on the day such parcel of Shares were sold in the international edition of the New York Times.

4.                                      WARRANTIES

4.1.                              Ebix warrants and represents to Heart as follows:-

(a)                                  the Shares have been duly authorised, validly issued, fully paid and non-assessable;

(b)                                 Ebix has full legal capacity and power to enter into this document and to carry out the transactions that this document contemplates;

(c)                                  all action that is necessary or desirable to:-

(i)                                     authorise Ebix’s entry into this document and carrying out the transactions that this document contemplates; and

(ii)                                  ensure that this document is legal, valid and binding on Ebix,

has been taken;

(d)                                 no consents, approvals or authorisations are outstanding or unfulfilled and required in relation to the issue of the Shares;  and

(e)                                  Ebix has made available a true and complete copy of each report, proxy statement, registration statement and other public document  (the “SEC Documents”) filed by Ebix with the SEC since 1 January, 2004 and prior to the date of this agreement.  As of their respective dates, none of the SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading, except to the extent modified or corrected prior to the date of the Sale Agreement by a subsequently filed SEC Document.

(collectively referred to as “the Warranties”).

4.2.                              The Warranties are continuing warranties and will not merge upon any exercise of the Put Option or passing of the Exercise Period.

4.3.                              The liability of Ebix for breach of any of the Warranties is limited to those breaches notified by Heart to Ebix in writing within twelve (12) months of the initial issue of the Shares to Heart.

4.4.                              Ebix indemnifies Heart in respect of any loss, damages, costs, expenses or liability, howsoever arising, and whether present or future, fixed or unascertained, actual or contingent, which Heart may pay, suffer, incur or is liable for because any of the Warranties are untrue or inaccurate or misleading in any way.

5.                                      NOTICES

5.1.                              A notice, consent or other communication under this document is only effective if it is writing, signed and either left at the addressee’s address or sent to the addressee by prepaid air mail.  If it is sent by prepaid mail, it is taken to have been received seven (7) Business Days after it is posted.

5.2.                              A person’s address is that set out below, or such other address as the person notifies the sender:

Heart

C/- PPF Partners

Level 2

52 Collins Street

Melbourne

Victoria Australia 3000

Ebix

1900 East Gulf Road

Suite 1200

Schaumburg

Illinios U.S.A. 60173

6.                                      GENERAL

6.1.                              Governing law

This agreement shall be governed by and construed and enforced in accordance with the substantive laws of the State of Illinois, U.S.A., and each party hereto hereby submits to the non-exclusive jurisdiction of any United States federal or Illinois state court sitting in Chicago, Illinois, U.S.A. in any action or proceeding arising out of or relating to this document or the transactions contemplated hereby.

6.2.                              Amendment

This document can only be amended, supplemented, replaced or novated by another document signed by the parties.

6.3.                              Assignment

A party may only dispose of, declare a trust over or otherwise create an interest in its rights under this document with the prior written consent of each other party.

6.4.                              Giving effect to this document

Each party must do anything (including execute any document), and must ensure that is employees and agents do anything (including execute any document), that the other party may reasonably require to give full effect to this document.

6.5.                              Waiver of rights

A right may only be waived in writing, signed by the party giving the waiver; and:-

(a)                                  no other conduct of a party (including a failure to exercise, or delay in exercising the right) operates as a waiver of the right or otherwise prevents the exercise of the right;

(b)                                 a waiver of a right on one or more occasions does not operate as a waiver of that right if it arises again; and

(c)                                  the exercise of a right does not prevent any further exercise of that right or of any other right.

6.6.                              Operation of this document

(a)                                  Any right that a person may have under this document is in addition to, and does not replace or limit, any other right that the person may have.

(b)                                 Any provision of this document which is unenforceable or partly unenforceable is, where possible, to be severed to the extent necessary to make this document enforceable, unless this would materially change the intended effect of this document.

6.7.                              Inconsistency with other documents

If this document is inconsistent with any other document or agreement between the parties, this document prevails to the extent of the inconsistency.

6.8.                              Counterparts

This document may be executed in counterpart.

6.9.                              Attorneys

Each person who executes this document on behalf of a party under a power of attorney declares that he or she is not aware of any fact or circumstance that might affect his or her authority to do so under that power of attorney.

››››››››

EXECUTED AS A DEED

SIGNED, SEALED AND DELIVERED for and		)
on behalf of HEART CONSULTING		)
SERVICES PTY LTD by those persons who		)
are authorised to sign for the Company:		)

DIRECTOR/
DIRECTOR:	\S\ M. STRYBOSCH		SECRETARY:	\S\ H. STRACHAN

PRINT NAME: M. STRYBOSCH			PRINT NAME: H. STRACHAN

USUAL ADDRESS: 31-33 WILLIAMS RD., PARK ORCHARDS 3114			USUAL ADDRESS: 15 PAYNTERS RD., WONGA PARK 3115.

SIGNED, SEALED AND DELIVERED for and		)
on behalf of EBIX INC by DICK BAUM Chief		)
Financial Officer who is authorised to sign for		)
the Company:

CHIEF FINANCIAL OFFICER	\S\ RICHARD J. BAUM

PRINT NAME: RICHARD J. BAUM

USUAL ADDRESS: 1900 EAST GOLF ROAD, SUITE 1200, SCHAUMBURG, ILLINOIS 60173

ANNEXURE ‘A’

Set out below is an example as to the operation of Clause 3.4

If the amount of the Option Price payable by Ebix consequent upon exercise of the Put Option by Heart was $1.35 million then this Option Price would be payable by Ebix as follows:-

(a)                                     four hundred thousand dollars ($400,000) on or before Instalment Date 1;

(b)                                    four hundred thousand dollars ($400,000) on or before Instalment Date 2;

(c)                                     four hundred thousand dollars ($400,000) on or before Instalment Date 3:

(d)                                    one hundred thousand dollars ($150,000) on or before Instalment Date 4,

thus effecting payment of the Option Price in full.